Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 21, 2005, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-124041) and related Prospectuses of Spansion Inc. for the registration of shares of its Class A Common Stock and shares of its         % Mandatory Convertible Preferred Stock.

/s/    ERNST & YOUNG LLP

San Jose, California

October 20, 2005